Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-19141) pertaining to the Dendrite 401(k) Plan of our report dated June 5, 2003, with respect to the statement of net assets available for benefits as of December 31, 2002 of the Dendrite 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 31, 2005